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                                                                       EXHIBIT 5



                                July 28, 1998


Woodroast Systems, Inc.
10250 Valley View Road, Suite 145
Eden Prairie, MN 55344

Ladies and Gentlemen:

         We have acted on behalf of Woodroast Systems, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on July 28, 1998 relating to the registration under the Securities Act of 1933, as amended, of 735,000 shares of common stock, par value $.005 per share ("Common Stock"), of which 600,000 shares have been issued or are issuable by the Company upon exercise of that certain Warrant (the "Berman Warrant") issued by the Company to Lyle Berman, 35,000 shares are issuable by the Company upon exercise of that certain Warrant (the "RRG Warrant") issued by the Company to Retail Resource Group and 100,000 shares have been issued to Fortress Financial Group, Inc.

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         a. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         b. The 600,000 shares of Common Stock issuable upon exercise of the Berman Warrant have been duly authorized and, when issued in accordance with the terms of the Berman Warrant, will be legally issued, fully paid and non-assessable.

         c. The 35,000 shares of Common Stock issuable upon exercise of the RRG Warrant have been duly authorized and, when issued in accordance with the terms of the RRG Warrant, will be legally issued, fully paid and non-assessable.

         d. The 100,000 shares of Common Stock issued to Fortress Financial Group, Inc. have been duly authorized, and are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                             Very truly yours,


                                             MASLON EDELMAN BORMAN & BRAND, LLP